EXHIBIT 10.1

CONCORD EFS, INC.
1993 INCENTIVE STOCK OPTION PLAN
(Second 1999 Restatement)

2000 Amendment

         Pursuant to the provisions of Section 20 of the Concord EFS, Inc. 1993 Incentive Stock Option Plan, the Compensation Committee of the Board of Directors of Concord EFS, Inc. hereby causes Section 11(b) of said Plan to be amended, effective November 16, 2000, to read as follows:

                  (b)  Terms of Formula Options. Each Formula Option granted to an Optionee under this Section 18 shall (i) have an exercise price equal to 100% of the Fair Market Value of the Stock on the applicable Formula Grant Date, and (ii) become exercisable as to one-half of the shares covered thereby on the date of the next succeeding annual stockholders meeting and as to the remaining one-half on the date of the second succeeding stockholders meeting, but only if the Optionee remains a director of the Company on each such date. No Formula Option granted pursuant to this Section 11 is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. The Formula Grants shall be evidenced by Option Agreements. Option Agreements shall contain provisions consistent with this Section 11 and shall contain identical terms and conditions, except as otherwise required by this Section 11.

         In witness whereof, the Committee has caused this 2000 Amendment to be executed and delivered on November 16, 2000.

/s/ Douglas C. Altenbern Douglas C. Altenbern

/s/ Jerry D. Mooney Jerry D. Mooney

/s/ Paul L. Whittington Paul L. Whittington